Exhibit 99.1

5000 Philadelphia Way  •  Lanham  •  Maryland  •  20706-4417  •  U.S.A.

Telephone: 301.731.4233  •  Fax: 301.731.9606  •  Internet: sales@integ.com  •  Web: http://www.integ.com

FOR IMMEDIATE RELEASE

CONTACT:	MEDIA CONTACT:
William M. Bambarger, Jr.	Shany Seawright
Chief Financial Officer	Strategic Communications Group
Integral Systems, Inc.	Phone: 240-485-1081
Phone: 301-731-4233, Ext. 1244	sseawright@gotostrategic.com
Fax: 301-731-3183
www.integ.com

Integral Systems Announces Record Financial Results

for the First Quarter of Fiscal Year 2008

Management raises EPS outlook for the

Fiscal year to $1.48 - $1.50

Lanham, Md., February 4, 2008 — Integral Systems, Inc. (NASDAQ-ISYS) (“Company”) today reported financial results for the first quarter of fiscal 2008. Revenue for the quarter was $37.3 million, up $9.9 million or 36% from the first quarter of fiscal 2007. First quarter operating income was $8.3 million compared to $2.9 million for the first quarter of last fiscal year, and net income was $7.0 million ($0.75 per diluted share) compared to $2.1 million ($0.19 per diluted share) for the first quarter of fiscal 2007.

The first quarter results include two large non-routine transactions that have a significant impact on the Company’s results. Revenue for the Government Ground Systems segment includes $2.4 million of license revenue for the newly awarded GPS OCX (Next Generation Control Segment) contract. The Company was able to deliver these licenses to the customer during the first quarter as a result of favorable contract terms that included up front delivery of the licenses under the contract. Additionally, the Company recorded a $1.6 million tax credit for tax deductible research and development expenditures that were incurred in prior years and it has filed amended tax returns. Excluding the impact of these two significant events, the Company’s earnings per share on a fully-diluted basis would have been $0.42 for the quarter.

The increase in revenue, operating income, and net income in the first quarter of fiscal year 2008 compared to the corresponding period in 2007 is attributable to increases in all of the Company’s operating segments. The Government Ground Systems segment revenue grew 11%, excluding the acceleration of the GPS OCX license revenue, over the same period last year and 27% in total. Higher revenue from national and civilian programs accounted for the 11% increase. The Commercial Ground Systems segment revenue grew 27% in fiscal 2008, primarily attributed to increased shipments to customers from the Company’s SAT subsidiary and new work awarded in 2007. The Space Communication Systems segment revenue grew 35% in fiscal 2008 due to new RT Logic contracts and higher product shipments from the Lumistar subsidiary.

“We are very pleased with our strong start for fiscal 2008. We had some very positive non-recurring financial events in the first quarter, and all three of our operating groups started out of the gate better than expected,” commented Alan Baldwin, chief executive officer. “We are executing on our growth strategy and are experiencing positive increases in backlog and higher product demand for our subsidiaries.”

The $2.4 million of license revenue generated from the GPS OCX contract represents acceleration into the first quarter of the entire GPS OCX license revenue previously anticipated by the Company to have been recognized throughout the entire fiscal year. Therefore, while the first quarter reflects this very positive result, it does not have an impact on total year revenue and earnings projections. Operating income is expected to be slightly higher in 2008 than initial guidance due to higher demand for products and services, particularly with the Air Force and national programs, partially offset by higher costs for investments in R&D efforts and infrastructure developments. Income tax expense is expected to be significantly lower in 2008 on a percentage basis due to recovery of R&D tax credits from prior years. As a result of all of these factors, earnings are now expected to be in the range of $1.48 - $1.50 on a per share basis for fiscal 2008.

Mr. Baldwin and Mr. Bambarger, the Company’s CEO and CFO, respectively, will host a conference call today, February 4, 2008 at 11:00 a.m. Eastern Standard Time (EST) to discuss this earnings release and other Company business. To participate or listen to the call, dial 800-771-7838, ID number 21372621. An audio recording of the quarterly conference call will be available starting two hours after the start of the live broadcast. The audio recording will remain available until 1:00 p.m. EST on February 6, 2008 and can be obtained by calling 800-633-8284, ID number 21372621.

About Integral Systems

Founded in 1982, Integral Systems is a leading provider of satellite ground systems and has supported over 205 different satellite missions for communications, science, meteorological, and earth resource applications. Integral Systems was the first company to offer an integrated suite of COTS (Commercial Off-the-Shelf) software products for satellite command and control: the EPOCH IPS product line. EPOCH IPS has become the world market leader in commercial applications with successful installations on five continents.

Through its wholly-owned subsidiary, SAT Corporation, Integral Systems provides satellite and terrestrial communications signal monitoring systems to satellite operators and users throughout the world. Through its Newpoint Technologies, Inc., subsidiary, Integral Systems also provides software for equipment monitoring and control to satellite operators and telecommunications firms. Integral Systems’ RT Logic subsidiary builds telemetry processing systems for military applications, including tracking stations, control centers, and range operations. Integral Systems’ Lumistar, Inc., subsidiary provides system- and board-level telemetry acquisition products. Integral Systems has approximately 500 employees working at its headquarters in Lanham, MD, and at other locations in the U.S. and Europe. For more information, visit http://www.integ.com.

Except for statements of historical facts, this news release contains forward-looking statements about the Company, including but not necessarily limited to the Company’s financial projections, all of which are based on the Company’s current expectations. There can be no assurance that the Company’s projections will in fact be achieved and these projections do not reflect any acquisitions or divestitures that may occur in the future. The forward-looking statements contained in this news release are subject to additional risks and uncertainties, including the Company’s reliance on contracts and subcontracts funded by the U.S. government, intense competition in the ground systems industry, the competitive bidding process to which the Company’s government and commercial contracts are subject, the Company’s dependence on the satellite industry for most of its revenues, rapid technological changes in the satellite industry, the Company’s acquisition strategy and those other risks noted in the Company’s SEC filings. The Company assumes no obligation to update or revise any forward-looking statements appearing in this news release.

-more-

INTEGRAL SYSTEMS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands of dollars, except share amounts)

	December 31, 2007	September 30, 2007
Assets

Current assets:
Cash and cash equivalents	$26,158	$23,894
Marketable securities, net	620	568
Accounts receivable, net of allowance for doubtful accounts	20,619	19,267
Cost and estimated earnings in excess of billings on uncompleted contracts	18,016	16,530
Prepaid expenses	956	1.464
Inventory	5,600	5,145
Other current assets	1,007	1,664

Total current assets	72,976	68,532

Property and equipment, net	15,905	15,234
Goodwill	51,304	51,304
Intangible assets, net	19	22
Software development costs, net	148	198
Other assets	728	771

Total assets	$141,080	$136,061

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable	$6,822	$9,416
Accrued expenses	6,815	8,948
Billings in excess of revenue for contract in progress	13,092	11,150
Income tax payable	611	—

Total current liabilities	27,340	29,514

Total liabilities	27,340	29,514

Stockholders’ equity:
Common stock, $.01 par value per share, 40,000,000 shares authorized, and 9,381,672 and 9,381,172 shares issued and outstanding at December 31, 2007 and September 30, 2007, respectively	94	94
Additional paid-in capital	61,128	60,907
Retained earnings	52,560	45,537
Accumulated other comprehensive income	(42)	9

Total stockholders’ equity	113,740	106,547

Total liabilities and stockholders’ equity	$141,080	$136,061

-more-

INTEGRAL SYSTEMS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

	Three Months Ended December 31,
	2007	2006
Revenue	$37,310	$27,422
Cost of Revenue	21,953	18,278

Gross Profit	15,357	9,144

Operating Expenses
SG&A	6,317	5,724
Research and Development	710	464
Intangible Asset Amortization	3	60

Total Operating Expenses	7,030	6,248

Income from Operations	8,327	2,896

Other Income	(65)	242

Income Before Income Taxes	8,262	3,138

Provision for Income Taxes	1,239	1,079

Net Income	$7,023	$2,059

Weighted Average Number of Common Shares Outstanding During Period	9,381	11,059

Earnings Per Share (Basic)	$0.75	$0.19

Weighted Average Number of Fully Diluted Common Shares Outstanding During Period	9,381	11,126

Earnings Per Share (Diluted)	$0.75	$0.19

Cash Dividends Per Share	$0.00	$0.07

INTEGRAL SYSTEMS, INC. AND SUBSIDIARIES

SELECTED SEGMENT RESULTS OF OPERATIONS

(in thousands of dollars, except per share amounts)

	Three months ended December 31,
	2007	2006
Revenue:
Ground Systems—Government	$18,371	$14,475
Ground Systems—Commercial	7,603	5,981
Space Communication Systems	12,402	9,155
Elimination of intersegment sales	(1,066)	(2,189)

Total revenue	37,310	27,422

Cost of revenue:
Ground Systems—Government	11,555	11,561
Ground Systems—Commercial	4,311	3,643
Space Communication Systems	7,248	5,261
Elimination of intersegment cost	(1,161)	(2,187)

Total cost of revenue	21,953	18,278

Gross profit:
Ground Systems—Government	6,816	2,914
Gross Margin	37.1%	20.1%
Ground Systems—Commercial	3,292	2,338
Gross Margin	43.3%	39.1%
Space Communication Systems	5,154	3,894
Gross Margin	41.6%	42.5%
Corporate and elimination of intersegment sales	95	(2)

Total gross profit	15,357	9,144

Gross Margin	41.2%	33.3%

Operating expense:
Ground Systems—Government	2,698	1,986
Ground Systems—Commercial	1,394	1,265
Space Communication Systems	2,049	1,841
SG&A Expense and intersegment sales	889	1,156

Total operating expense	7,030	6,248

Operating income:
Ground Systems—Government	4,118	928
Operating margin	22.4%	6.4%
Ground Systems—Commercial	1,898	1,073
Operating margin	25.0%	17.9%
Space Communication Systems	3,105	2,053
Operating margin	25.0%	22.4%
SG&A Expense	(794)	(1,158)

Total operating income	8,327	2,896

Operating margin	22.3%	10.6%